Exhibit 99.1

January 30, 2017

To the Stockholders of First Capital Real Estate Trust Incorporated (the “Company” or “First Capital”):

After considering a variety of potential transactions designed to realize liquidity and to achieve long term shareholder value including, but not limited to, the sale of individual assets and a sale of the entire Company, we are pleased to share that First Capital entered into a definitive agreement (“Agreement”) for the sale of certain assets with Presidential Realty Corporation (OTC:PDNLA/PDNLB), a Delaware corporation (“Presidential”), as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 19, 2016 (the “December 19, 2016 8-K”).

Pursuant to the terms of the Agreement, First Capital has contributed its indirect ownership interests in the entity that owns Jubilee at Los Lunas subdivision and plans to contribute its indirect ownership interests in the entity that owns Township Nine. Stockholders should carefully read the December 19, 2016 8-K for more information on the Agreement.

The Agreement contemplates that Presidential will become internally managed and led by Joaquin de Monet, the founder of Palisades Capital Realty Advisors. Mr. de Monet is the former President and Chief Executive Officer of Arden Realty, Inc., a large, publicly-traded office landlord in Southern California that was acquired by GE Real Estate (“GE”) in 2006. In 2015, GE sold the business to Blackstone.

As disclosed in the Company’s Current Report on Form 8-K filed with SEC on October 21, 2016, the Company has also engaged Ladenburg Thalmann Financial Services Inc., a leading financial services firm, to explore additional alternatives to both create liquidity and promote long-term shareholder value. As the Company continues to execute this dual strategy, it may explore opportunities to selectively contribute assets to new or established investment vehicles. We believe this approach directly aligns with our investment objectives, as disclosed in the prospectus for the offering, which include:

•	To preserve and protect your capital contribution;
•	To provide you with portfolio diversification;
•	To realize growth in the value of our assets upon the sale of such assets; and
•	To provide you with the potential for future liquidity through the sale of our assets, a sale or merger of our company or a listing of our Common Shares on a national securities exchange.

In addition to our strategic transaction with Presidential, most recently, we have signed a letter of intent to acquire all of the interests in the project known as Punta Brava Golf & Surf Club. For more information about this transaction, please refer to the Company’s Current Report on Form 8-K filed on November 23, 2016.

In terms of administrative matters, please also note that for Non-Qualified investments, a Form 1099-DIV will be mailed to you no later than January 31, 2017.

We thank you again for entrusting the Company with your investment goals. If you have any questions, please reach out to our investor relations team at info@firstcapitalre.com.

Sincerely,

/s/ Suneet Singal

Suneet Singal

Chairman & CEO

60 Broad Street | 34th Floor | New York, NY 10004 | Main: 212.388.6800 | Fax: 212.202.5063